Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
SECOND QUARTER DIVIDEND OF $0.37 PER SHARE
AND ANNOUNCES MARCH 31, 2012 FINANCIAL RESULTS

SECOND QUARTER 2012 DIVIDEND DECLARED

New York, NY — May 8, 2012 — Ares Capital Corporation (“Ares Capital”) (NASDAQ:  ARCC) announced that its Board of Directors has declared a second quarter dividend of $0.37 per share, payable on June 29, 2012 to stockholders of record as of June 15, 2012.

MARCH 31, 2012 FINANCIAL RESULTS

Ares Capital also announced financial results for its first quarter ended March 31, 2012.

HIGHLIGHTS

Financial

	Q1-12		Q1-11
(in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS(2)		$0.38		$0.31
Net investment income	$77.0	$0.36	$47.8	$0.24
Net realized gains (losses)	$(7.7)	$(0.04)	$53.7	$0.26
Net unrealized gains	$36.2	$0.17	$22.2	$0.11
GAAP net income	$105.5	$0.49	$123.8	$0.61
Dividends declared		$0.37		$0.35

	As of March 31,
(in millions, except per share data)	2012	2011
Portfolio investments at fair value	$5,204.5	$4,263.0
Total assets	$5,609.1	$4,707.0
Stockholders’ equity	$3,433.3	$3,163.0
Net assets per share	$15.47	$15.45

(1)          All per share amounts are basic and diluted.

(2)          Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive management fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliation of basic and diluted Core EPS to the most directly comparable GAAP financial measure is set forth in Schedule 1 hereto.

Portfolio Activity

(dollar amounts in millions)	Q1-12	Q1-11
Portfolio Activity During the Period:
Gross commitments	$384.3	$502.3
Exits of commitments	$331.4	$567.4

Portfolio as of the End of the Period:
Number of portfolio company investments	143	154
Weighted average yield of debt and other income producing securities:
At fair value(3)	12.0%	12.6%
At amortized cost(4)	12.2%	12.8%

OPERATING RESULTS

For the quarter ended March 31, 2012, Ares Capital reported GAAP net income of $105.5 million or $0.49 per share (basic and diluted), Core EPS(2) of $0.38 per share (basic and diluted), net investment income of $77.0 million or $0.36 per share (basic and diluted), and net realized and unrealized gains of $28.5 million or $0.13 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including acquisitions, the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of March 31, 2012, total assets were $5.6 billion, stockholders’ equity was $3.4 billion and net asset value per share was $15.47.

In the first quarter of 2012, Ares Capital made $384.3 million in new commitments, including commitments to six new portfolio companies, one existing portfolio company and five additional companies (made through the Senior Secured Loan Fund LLC (the “Senior Secured Loan Program”)).  Eleven of these new commitments were sponsored transactions.  As of March 31, 2012, 86 separate private equity sponsors were represented in Ares Capital’s portfolio.  Of the $384.3 million in new commitments made during the first quarter of 2012, approximately 82% were in first lien senior secured debt, 17% were in subordinated certificates of the Senior Secured Loan Program (the proceeds of which were applied to co-investments with GE Global Sponsor Finance LLC and General Electric Capital Corporation (together, “GE”) to fund “stretch senior” and “unitranche” loans through the Senior Secured Loan Program) and 1% were in equity securities.  Of these commitments, 99% were in floating rate debt securities of which 83% contained interest rate floors and 17% were in the subordinated certificates of the Senior Secured Loan Program, the proceeds of which were applied to co-investments with GE to fund “stretch senior” and “unitranche” secured loans through the Senior Secured Loan Program, all of which carried interest rate floors.  We may seek to syndicate a portion of these new investment commitments to third parties, although there can be no assurance that we will be able to do so.

During the first quarter of 2012, significant new commitments included:

•                  $74 million in a first lien senior term loan of a fast food restaurant operator;

•                  $81 million in a first lien senior term loan of a healthcare professional services provider;

•                  $50 million in first lien senior revolving, delayed draw and term loans and equity of an airport restaurant operator;

•                  $38 million in first lien senior delayed draw and term loans of an endurance sports media and event operator;

•                  $35 million in first lien senior revolving and term loans of a designer, manufacturer and marketer of taxidermy forms and supplies; and

•                  $34 million co-investment in the Senior Secured Loan Program for the program to provide a unitranche loan to a library automation software provider.

(3)          Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt and other income producing securities, divided by (b) total debt and other income producing securities at fair value.

(4)          Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt and other income producing securities, divided by (b) total debt and other income producing securities at amortized cost.

The fair value of Ares Capital’s portfolio investments at March 31, 2012 was $5.2 billion, including $4.5 billion in debt and other income producing securities. These portfolio investments at fair value were comprised of approximately 52% of senior secured debt securities (36% in first lien assets and 16% in second lien assets), 22% of subordinated certificates of the Senior Secured Loan Program (the proceeds of which were applied to co-investments with GE through the Senior Secured Loan Program), 9% of senior subordinated debt securities, 5% of preferred equity securities, 11% of other equity securities and 1% of collateralized loan obligations. As of March 31, 2012, the weighted average yield of debt and other income producing securities in Ares Capital’s portfolio at fair value was 12.0%(3) (12.2% at amortized cost(4)) and 68% of the Company’s investments at fair value were in floating rate securities.

President Michael Arougheti commented, “We reported solid core earnings per share well above the same period a year ago despite a lower level of investment activity this quarter. Our investment portfolio continues to perform well, which is reflected in both the stability in the portfolio’s investment grade and the improvement in our net asset value. Given the recent success we have had raising attractive long-term capital, we believe we are well positioned to leverage our scale and origination strength to pursue the long-term opportunity in the underserved middle market.”

PORTFOLIO QUALITY

Ares Capital Management LLC, our investment adviser, employs an investment rating system to categorize our investments. In addition to various risk management and monitoring tools, our investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to our initial cost basis in respect of such portfolio investment (i.e., at the time of acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to our initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to our initial cost basis that is similar to the risk to our initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to our ability to ultimately recoup the cost of our investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to our ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to our ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that we will not recoup our initial cost basis and may realize a substantial loss of our initial cost basis upon exit. For investments graded 1 or 2, our investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. Our investment adviser grades the investments in our portfolio at least each quarter and it is possible that the grade of the portfolio investments may be reduced or increased over time.

As of March 31, 2012, the weighted average grade of the investments in our portfolio was 3.0. Also, as of March 31, 2012, 3.6% of the investments in our portfolio at amortized cost (or 1.0% at fair value) were on non accrual status.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2012, Ares Capital had $216 million in cash and cash equivalents and $2.1 billion in aggregate principal amount of debt outstanding ($2.0 billion in carrying value). Subject to leverage and borrowing base restrictions, Ares Capital had approximately $945.8 million available for additional borrowings under its existing credit facilities as of March 31, 2012.

In January 2012, Ares Capital and its wholly owned subsidiary, Ares Capital CP Funding LLC (“Ares Capital CP”), amended Ares Capital CP’s revolving funding facility (the “Revolving Funding Facility”) to, among other things, (i) extend the reinvestment period by one year to January 18, 2015, (ii) extend the maturity date by one year to January 18, 2017, and (iii) replace the pricing grid with an applicable spread over LIBOR of 2.50% (with no floor) and an applicable spread over ‘‘base rate’’ of 1.50% (with no floor).

In January 2012, we established, through our wholly owned subsidiary, Ares Capital JB Funding LLC (“ACJB”), a secured revolving funding facility with Sumitomo Mitsui Banking Corporation (“SMBC”) (the “SMBC Funding Facility”) by entering into a loan and servicing agreement pursuant to which SMBC has agreed to extend credit to ACJB in an aggregate principal amount up to $200 million at any one time outstanding. The SMBC Funding Facility is a revolving funding facility with a reinvestment period ending January 20, 2015 and a final maturity date of January 20, 2020. The reinvestment period and final maturity date are both subject to two one-year extensions by mutual agreement of SMBC and ACJB. Subject to certain exceptions, the interest rate charged on the SMBC Funding Facility is based on LIBOR plus 2.125% (with no floor) or a ‘‘base rate” plus 1.125% (with no floor).

In January 2012, we completed a public add-on equity offering (the ‘‘January 2012 Offering’’) through which we sold 16.4 million shares of common stock to certain underwriters at a net price of $15.41 per share. Total proceeds from the January 2012 Offering, net of underwriting discounts and offering costs paid by us, were approximately $252.4 million.

In February 2012, we issued $143.8 million aggregate principal amount of senior unsecured notes (the “2022 Notes”). The 2022 Notes mature on February 15, 2022 and may be redeemed in whole or in part at any time or from time to time at our option on or after February 15, 2015 at a par redemption price of $25 per security plus accrued and unpaid interest.  The principal amount of the 2022 Notes will be payable at maturity. The 2022 Notes bear interest at a rate of 7.00% per year payable quarterly commencing on May 15, 2012.  Total proceeds from the issuance of the 2022 Notes, net of underwriting discounts and offering costs, were approximately $138 million.

In March 2012, we issued $162.5 million aggregate principal amount of unsecured convertible senior notes that mature on March 15, 2017 (the “2017 Convertible Notes”), unless converted or repurchased in accordance with their terms prior to such date.  We do not have the right to redeem the 2017 Convertible Notes prior to maturity.  The 2017 Convertible Notes bear interest at a rate of 4.875% per year, payable semi-annually.  In certain circumstances, the 2017 Convertible Notes will be convertible into cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, at an initial conversion rate of 51.7050 shares of common stock per one thousand dollar principal amount of the 2017 Convertible Notes, which is equivalent to an initial conversion price of approximately $19.34 per share of our common stock, subject to customary anti-dilution adjustments.  The initial conversion price is approximately 17.5% above the $16.46 per share closing price of our common stock on March 8, 2012.

We used the net proceeds of the January 2012 Offering and the issuances of the 2022 Notes and the 2017 Convertible Notes to repay outstanding indebtedness and for general corporate purposes, which included funding investments.

FIRST QUARTER 2012 DIVIDEND

For the three months ended March 31, 2012, Ares Capital declared a dividend on February 28, 2012 of $0.37 per share for a total of approximately $82.0 million. The record date was March 15, 2012 and the dividend was paid on March 30, 2012.

RECENT DEVELOPMENTS

In May 2012, Ares Capital amended its revolving credit facility (the “Revolving Credit Facility”) to, among other things, (i) increase the commitment size of the facility from $810 million to $900 million, (ii) extend the maturity date from January 22, 2013 to May 4, 2016, (iii) extend the expiration of the revolving period from January 22, 2013 to May 4, 2015, (iv) reduce the stated interest rate by replacing the pricing grid with an applicable spread over LIBOR of 2.25% (with no floor) and an applicable spread over “base rate” of 1.25% (with no floor) and (v) reduce the commitment fee to 0.375% for any unused portion of the Revolving Credit Facility.  The amended Revolving Credit Facility includes an “accordion” feature that allows Ares Capital, under certain circumstances, to increase the size of the facility to a maximum of $1,350 million.

From April 1, 2012 through May 4, 2012, we had made new investment commitments of $340 million, of which $335 million were funded. Of these new commitments, 65% were in first lien senior secured debt, 31% were in second lien senior secured debt and 4% were investments in subordinated certificates of the SSLP which were applied to co-investments with GE in “stretch senior” and “unitranche” loans. Of the $340 million of new investment commitments, 88% were floating rate and 12% were fixed rate. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 9.3%. We may seek to syndicate a portion of these new investment commitments to third parties, although there can be no assurance that we will be able to do so.

From April 1, 2012 through May 4, 2012, we exited $221 million of investment commitments. Of these investment commitments, 41% were first lien senior secured debt, 24% were other equity securities, 20% were senior subordinated debt, 8% were investments in subordinated certificates of the SSLP, 6% were second lien senior secured debt and 1% were preferred equity securities. Of the $221 million of exited investment commitments, 53% were floating rate investments, 25% were non-interest bearing and 22% were fixed rate investments. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 13.1%. On the $221 million of investment commitments exited from April 1, 2012 through May 4, 2012, we recognized total net realized gains of approximately $15 million.

In addition, as of May 4, 2012, we had an investment backlog and pipeline of approximately $460 million and $590 million, respectively. Investment backlog includes transactions for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore we believe are likely to close.  Investment pipeline includes transactions where significant due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, we may syndicate a portion of these investments to third parties. We cannot assure you that we will make any of these investments or that we will syndicate any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, May 8, 2012, at 11:00 a.m. (ET) to discuss its financial results for the first quarter ended March 31, 2012. PLEASE VISIT OUR WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF OUR WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the home page of the Investor Resources section of our website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (866) 843-0890. International callers can access the conference call by dialing +1 (412) 317-9250.  All callers will need to enter the Participant Elite Entry Number 2492583 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  For interested parties, an archived replay of the call will be available approximately one hour after the end of the conference through May 21, 2012 to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference conference number 10012156.  An archived replay will also be available on a webcast link located on the home page of the Investor Resources section of our website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop financing solutions to U.S. middle market companies and private equity sponsors. The Company originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company, and is externally managed by a wholly owned subsidiary of Ares Management LLC. Ares Management is a global alternative asset manager and a SEC-registered investment adviser with approximately $52 billion of committed capital under management as of April 30, 2012. For more information, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com. The information on Ares Capital’s website is not deemed incorporated by reference herein.

CONTACT

Carl Drake
Ares Capital Corporation
888-818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Amounts in thousands, except per share data)

	As of
	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Investments at fair value (amortized cost of $5,182,508 and $5,108,663, respectively)	$5,204,531	$5,094,506
Cash and cash equivalents	216,412	120,782
Receivable for open trades	45	550
Interest receivable	101,197	99,078
Other assets	86,953	72,521
Total assets	$5,609,138	$5,387,437
LIABILITIES
Debt	$2,018,866	$2,073,602
Management and incentive fees payable	95,329	92,496
Accounts payable and accrued expenses	39,035	47,691
Interest and facility fees payable	22,647	26,383
Total liabilities	2,175,877	2,240,172
STOCKHOLDERS’ EQUITY
Common stock, par value $.001 per share, 400,000 common shares authorized, 221,875 and 205,130 common shares issued and outstanding, respectively	222	205
Capital in excess of par value	3,652,760	3,390,354
Accumulated overdistributed net investment income	(15,385)	(10,449)
Accumulated net realized loss on investments, foreign currency transactions, extinguishment of debt, other assets and acquisitions	(226,359)	(218,688)
Net unrealized gain (loss) on investments	22,023	(14,157)
Total stockholders’ equity	3,433,261	3,147,265
Total liabilities and stockholders’ equity	$5,609,138	$5,387,437
NET ASSETS PER SHARE	$15.47	$15.34

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in thousands, except per share data)

	For the three months ended March 31,
	2012	2011
	(unaudited)	(unaudited)
INVESTMENT INCOME:
Interest income	$132,885	$110,613
Capital structuring service fees	17,660	10,958
Dividend income	9,219	8,791
Management fees	4,932	3,449
Other income	3,042	1,880
Total investment income	167,738	135,691
EXPENSES:
Interest and credit facility fees	32,776	30,175
Incentive management fees	26,386	30,941
Base management fees	19,986	16,730
Professional fees	3,686	2,632
Administrative fees	2,320	2,425
Other general and administrative	2,801	2,918
Total expenses	87,955	85,821
NET INVESTMENT INCOME BEFORE INCOME TAXES	79,783	49,870
Income tax expense, including excise tax	2,745	2,047
NET INVESTMENT INCOME	77,038	47,823
REALIZED AND UNREALIZED NET GAINS (LOSSES) ON INVESTMENTS:
Net realized gains (losses)	(7,671)	62,569
Net unrealized gains	36,180	22,234
Net realized and unrealized gains on investments	28,509	84,803
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	—	(8,860)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$105,547	$123,766
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.49	$0.61
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING — BASIC AND DILUTED	217,044	204,419

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended March 31, 2012 and 2011 are provided below.

	For the three months ended March 31,
	2012	2011
	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.38	$0.31
Net realized and unrealized gains	0.13	0.37
Incentive fees attributed to net realized and unrealized gains and losses	(0.02)	(0.07)
Income tax expense related to realized gains	—	—
Basic and diluted GAAP EPS	$0.49	$0.61

(1)   Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive management fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.